Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS IN-LINE WITH REVENUE OUTLOOK, EXCEEDING EPS AND ADJUSTED EBITDA
San Diego, CA - March 8, 2017 - Turtle Beach Corporation (NASDAQ: HEAR), a leading gaming headset and audio accessory company, reported financial results for the fourth quarter and full year ended December 31, 2016.
Fourth Quarter Summary vs. Year-Ago Quarter:
Net revenue decreased 3% (flat in constant currency) to $82.2 million with new-gen headset sales up 8%.

▪	Gross margin rose 760 basis points to 36.7% with headset gross margin up 630 basis points to 37.2%.

▪	Operating expenses, excluding a $49.8 million goodwill impairment charge in the year-ago quarter, were reduced by 19% to $14.9 million.

▪
Net income improved significantly to $12.2 million, or $0.25 per share, compared to a loss of $(46.5) million, or $(1.09) per share. The year-ago quarter included a $49.8 million goodwill impairment charge.

▪	Adjusted EBITDA improved 63% to $16.1 million.

“Our fourth quarter closed out a strong year highlighted by solid demand for our entry-level RECON series headsets, our new STEALTH 520 and STEALTH 420X+ wireless headsets and good overall performance across the rest of our line,” said Juergen Stark, CEO, Turtle Beach Corporation. “In fact, this strength continued to drive our leading market share higher. Recent NPD data confirmed that our 2016 unit share was up 90 basis points to 34.2%, while our revenue share rose slightly to 42.0% compared to 41.9% in 2015.

“These results were achieved despite the overall console gaming market slowing significantly and uncharacteristically this past holiday season. We believe lower sales of marquee games, as well as the November 2016 debut of PlayStation ®4 Pro and the yet-to-be-announced launch date of Xbox Scorpio, disrupted the consumer’s typical holiday purchasing behavior. Despite this softening, fourth quarter profitability exceeded our outlook due to a favorable mix of new-gen to old-gen sales, gross margin-enhancing supply chain and logistics improvements, as well as prudent operating expense management across the entire business.

“In the fourth quarter we converted much of our HyperSound business to a license model and wound down operating expenses to under $300,000 per month. While we are still pursuing additional revenue-generating opportunities, including licensing the technology for HyperSound Glass and other applications, we plan to continue to reduce operating expenses to a point where it becomes immaterial to our overall business.

“Our goals throughout 2017 will be focused on further improving our overall profitability, which we believe will allow us to continue to strengthen our balance sheet. We believe we have significant growth opportunities in virtual reality, livestreaming, PC gaming and expansion throughout China that we expect to continue to cultivate throughout the year, with more significant investment planned for 2018.”

Fourth Quarter 2016 Financial Results

Net revenue in the fourth quarter was $82.2 million compared to $84.6 million in the year-ago quarter, and on a constant currency basis, net revenue was essentially unchanged. New-gen headset sales in the fourth quarter were up 8%.

Gross margin in the fourth quarter was up 760 basis points to 36.7% compared to 29.1% in the year-ago quarter. Gross margin in the headset segment increased 630 basis points to 37.2% due to higher margin new-gen headsets contributing 94% of revenues in the fourth quarter, up from 86% during the same period in 2015, as well as supply chain and logistics improvements.

Operating expenses in the fourth quarter, excluding a $49.8 million goodwill impairment charge in the year-ago quarter, were reduced by 19% to $14.9 million compared to $18.3 million (excluding the charge mentioned above) in the fourth quarter of 2015. The decline was due to continued cost management across the business. Including the year-ago impairment charge, operating expenses in the fourth quarter of 2015 were $68.1 million.

Net income in the fourth quarter improved significantly to $12.2 million, or $0.25 per diluted share, compared to a net loss of

$(46.5) million, or $(1.09) per diluted share, in the year-ago quarter. Excluding the aforementioned 2015 impairment charge, net income in the fourth quarter of 2015 was $3.3 million, or $0.08 per diluted share. The year-over-year increase, even when excluding the impairment charge, was due to the aforementioned gross margin improvements and continued cost management. The fourth quarter of 2016 included approximately 6.8 million incremental shares compared to the year ago quarter, primarily due to the February 2016 follow-on public offering of common stock and concurrent private placement.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) on a consolidated basis increased 63% to $16.1 million compared to $9.9 million in the year-ago quarter. The improvement was primarily driven by strong new-gen headset sales and successful cost management initiatives and supply chain and logistics improvements. Adjusted EBITDA for the headset business was up 23% to $17.2 million in the fourth quarter compared to $14.0 million in the year-ago quarter.

Full Year 2016 Financial Results

Net revenue in 2016 increased 7% (up 9% in constant currency) to $174.0 million compared to $162.7 million in 2015. The increase was due to the success of the new-gen headset portfolio.

Gross margin in 2016 was 24.5% compared to 25.0% in 2015. The decline was due to non-cash intangible asset amortization costs associated with the HyperSound Clear™ 500P launch, as well as a $7.1 million inventory reserve associated with the HyperSound restructuring. Gross margin in the headset segment increased 540 basis points to 31.9% from 26.5% due to higher margin new-gen headsets contributing 92% of revenues in 2016, up from 77% in 2015, as well as the supply chain and logistics improvements.

Operating expenses in 2016 were comprised of headset-related expenses of $46.6 million, HyperSound impairment of $63.2 million and HyperSound-related expenses of $10.5 million. Compared to 2015, headset operating expenses declined 10% and HyperSound expenses excluding the impairment decreased 24% due to continued cost management across the business.

Net loss in 2016 was $(87.2) million, or $(1.79) per diluted share, compared to a net loss of $(82.9) million, or $(1.96) per diluted share in 2015. Excluding the goodwill and intangible asset impairment charges, HyperSound restructuring reserves and approximately $0.6 million for other restructuring charges, net loss in 2016 was $(16.2) million, or $(0.33) per diluted share. This compares to a loss of $(24.2) million, or $(0.57) per diluted share in 2015, which excludes the goodwill impairment charge, as well as a $8.5 million non-cash valuation allowance and $0.4 million for other restructuring charges. This improvement was driven by the success of the new-gen headsets and prudent cost management.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) was up significantly to $4.0 million, including investments of approximately $10.4 million in the HyperSound business, compared to adjusted EBITDA of $(11.4) million in 2015, which included $13.8 million in HyperSound investments. Adjusted EBITDA for the headset business increased over 500% to $14.4 million in 2016 compared to $2.4 million in 2015.

Balance Sheet Highlights

At December 31, 2016, the Company had approximately $6.2 million of cash and cash equivalents compared to $7.1 million at December 31, 2015. As a result of the Company’s $60 million revolving credit facility, Turtle Beach generally does not hold a large cash balance.

As of December 31, 2016, total outstanding debt principal was $69.7 million, which includes $35.9 million of revolving debt, $14.4 million in term loans and $19.4 million in subordinated notes, compared to $68.1 million in total outstanding principal debt at December 31, 2015.

2017 Outlook

For the first quarter of 2017, Turtle Beach expects net revenue to range between $12-$13 million compared to $24.0 million in the first quarter of 2016. This reflects the impact of higher-than-normal channel inventory due to the soft 2016 holiday retail gaming sales environment. Adjusted EBITDA is expected to be approximately $(8.5) million compared to $(6.3) million in the first quarter of 2016. Net loss for the first quarter is expected to range between $(0.24)-$(0.26) per diluted share, compared to a net loss of $(0.26) per diluted share in the first quarter of 2016.

For the full year 2017, Turtle Beach expects net revenue to range between $155-$160 million compared to $174.0 million in 2016. This reflects the higher channel inventory impact on first quarter revenue and an approximate $6-$7 million year-over-year decline in old-gen headset sales, bringing this business to a close in 2017. This also assumes no material revenue from HyperSound. The Company expects to generate $10-$12 million in consolidated adjusted EBITDA in 2017 compared to $4.0 million in 2016. This includes an approximately $1 million expected adjusted EBITDA loss from HyperSound in 2017. Net loss in 2017 is expected to range between $(0.08)-$(0.12) per diluted share based upon 49.3 million diluted shares outstanding, compared to a net loss of $(1.79) per diluted share in 2016 (or a loss of $(0.33) per diluted share in 2016 excluding the goodwill and intangible asset impairment charges, HyperSound restructuring reserves and other restructuring charges).

With respect to the Company's adjusted EBITDA outlook for the first quarter and full year 2017, a reconciliation to its net loss outlook for the same periods has not been provided because of the variability, complexity and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net loss, including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net loss outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, March 8, 2017, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its fourth quarter and full year 2016 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Wednesday, March 8, 2017
Time: 5:00 p.m. ET / 2:00 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 75391856

Please dial-in 5-10 minutes prior to the start time of the conference call and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. PT on the same day through March 15, 2017.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 75391856

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA and constant currency revenue, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. Constant currency revenue is measured by applying prior year currency exchange rates to current year results to exclude the impact of translation at different rates from period to period. See a reconciliation of GAAP results to adjusted EBITDA and constant currency revenue included below for the three and twelve months ended December 31, 2016 and 2015.

About Turtle Beach Corporation
Turtle Beach Corporation (http://corp.turtlebeach.com) designs innovative, market-leading audio products. Under its award-winning Turtle Beach brand (www.turtlebeach.com), the Company is the clear market share leader with its wide selection of acclaimed gaming headsets for use with Xbox One and PlayStation®4, as well as personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and hearing healthcare. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, the outcome of our HyperSound strategic review process and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

###

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	Sr. Director - Brand & PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	December 31, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$6,183	$7,114
Accounts receivable, net	54,633	57,192
Inventories	21,698	26,146
Prepaid income taxes	—	260
Prepaid expenses and other current assets	4,121	4,191
Total Current Assets	86,635	94,903
Property and equipment, net	4,311	6,859
Goodwill	—	31,152
Intangible assets, net	1,618	37,956
Deferred income taxes	543	—
Other assets	1,693	1,590
Total Assets	$94,800	$172,460
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facilities	$35,905	$32,453
Term loan	2,647	4,814
Accounts payable	11,927	17,680
Other current liabilities	16,414	14,236
Total Current Liabilities	66,893	69,183
Term loans, long-term portion	10,442	12,174
Series B redeemable preferred stock	17,480	16,145
Deferred income taxes	—	4
Subordinated notes - related party	17,881	15,365
Other liabilities	2,800	2,937
Total Liabilities	115,496	115,808
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 shares authorized; 49,251,336 and 42,529,502 shares issued and outstanding as of December 31, 2016 and 2015, respectively	49	43
Additional paid-in capital	146,615	136,693
Accumulated deficit	(166,800)	(79,618)
Accumulated other comprehensive loss	(560)	(466)
Total Stockholders' Equity (Deficit)	(20,696)	56,652
Total Liabilities and Stockholders' Equity (Deficit)	$94,800	$172,460

Turtle Beach Corporation
Consolidated Statements of Operations
(in thousands, except share and per-share data)
(unaudited)
Table 2.

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Revenue	$82,204	$84,559	$173,978	$162,747
Cost of Revenue	51,996	59,950	131,368	122,056
Gross Profit	30,208	24,609	42,610	40,691
Operating expenses:
Selling and marketing	8,835	9,980	28,572	31,829
Research and development	1,558	2,915	8,259	11,556
General and administrative	4,419	5,360	19,580	21,484
Goodwill and other intangible asset impairment	—	49,822	63,236	49,822
Business transaction costs	—	—	—	—
Restructuring charges	100	63	664	399
Total operating expenses	14,912	68,140	120,311	115,090
Operating income (loss)	15,296	(43,531)	(77,701)	(74,399)
Interest expense	2,116	1,941	7,447	5,099
Other non-operating expense, net	1,026	387	2,421	1,016
Loss before income tax expense (benefit)	12,154	(45,859)	(87,569)	(80,514)
Income tax expense (benefit)	(47)	677	(387)	2,393
Net income (loss)	$12,201	$(46,536)	$(87,182)	$(82,907)

Net income (loss) per share:
Basic	$0.25	$(1.09)	$(1.79)	$(1.96)
Diluted	$0.25	$(1.09)	$(1.79)	$(1.96)
Weighted average number of shares:
Basic	49,250	42,518	48,592	42,269
Diluted	49,311	42,518	48,592	42,269

Turtle Beach Corporation
Reconciliation of GAAP and Non-GAAP Measures
(in thousands, except per-share data)
(unaudited)
Table 3.

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Income (Loss)
GAAP Net Income (Loss)	$12,201	$(46,536)	$(87,182)	$(82,907)

Goodwill and intangible asset impairment	—	49,822	63,236	49,822
HyperSound inventory reserve	—	—	7,079	—
Restructuring charges	100	63	664	399
Tax Valuation Allowance	—	—	—	8,528
Non-GAAP Earnings	$12,301	$3,349	$(16,203)	$(24,158)

Diluted Earnings Per Share
GAAP - Diluted	$0.25	$(1.09)	$(1.79)	$(1.96)

Goodwill and intangible asset impairment	$—	$1.17	$1.30	$1.18
HyperSound inventory reserve	$—	$—	$0.15	$—
Restructuring charges	$—	$—	$0.01	$0.01
Tax Valuation Allowance	$—	$—	$—	$0.20
Non-GAAP - Diluted	$0.25	$0.08	$(0.33)	$(0.57)

	December 31,
	Three Months Ended	Year Ended
Constant Currency Reconciliation
2015 Revenue (GAAP)	$84,559	$162,747
2016 Revenue (GAAP)	$82,204	$173,978
Percentage Change Y/Y (GAAP)	(3)%	7%

Constant Currency Impact	$2,717	$3,506
Percentage Change Y/Y	—%	9%

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 4.

	Three Months Ended
	December 31, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$82,204	$—	$—	$—	$—	$82,204
Cost of Revenue	51,996	(151)	—	(159)	—	51,686
Gross Profit	30,208	151	—	159	—	30,518

Operating Expense	14,912	(729)	(100)	(579)	(100)	13,405

Operating income	15,296	880	100	738	100	17,113

Interest expense	2,116
Other non-operating expense, net	1,026					1,026

Earnings before income tax expense	12,154
Income tax benefit	(47)
Net income	$12,201			Adjusted EBITDA		$16,087

	Year Ended
	December 31, 2016
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$173,978	$—	$—	$—	$—	$173,978
Cost of Revenue	131,368	(571)	(3,660)	(557)	(7,079)	119,501
Gross Profit	42,610	571	3,660	557	7,079	54,477

Operating Expense	120,311	(4,496)	(468)	(3,403)	(63,900)	48,045

Operating income (loss)	(77,701)	5,067	4,128	3,960	70,979	6,432

Interest expense	7,447
Other non-operating expense, net	2,421					2,421

Loss before income tax expense	(87,569)
Income tax benefit	(387)
Net loss	$(87,182)			Adjusted EBITDA		$4,011

(1) Other includes goodwill and other intangible assets impairment, business transition costs and restructuring charges.

Table 4. (continued)

	Three Months Ended
	December 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$84,559	$—	$—	$—	$—	$84,559
Cost of Revenue	59,950	(262)	(1,121)	(162)	—	58,405
Gross Profit	24,609	262	1,121	162	—	26,154

Operating Expense	68,140	(1,096)	(208)	(1,087)	(49,885)	15,864

Operating income (loss)	(43,531)	1,358	1,329	1,249	49,885	10,290

Interest expense	1,941
Other non-operating expense, net	387					387

Earnings before income tax expense	(45,859)
Income tax expense	677
Net loss	$(46,536)			Adjusted EBITDA		$9,903

	Year Ended
	December 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$162,747	$—	$—	$—	$—	$162,747
Cost of Revenue	122,056	(765)	(1,176)	(889)	—	119,226
Gross Profit	40,691	765	1,176	889	—	43,521

Operating Expense	115,090	(5,136)	(839)	(5,008)	(50,221)	53,886

Operating income (loss)	(74,399)	5,901	2,015	5,897	50,221	(10,365)

Interest expense	5,099
Other non-operating expense, net	1,016					1,016

Loss before income tax benefit	(80,514)
Income tax expense	2,393
Net loss	$(82,907)			Adjusted EBITDA		$(11,381)

(2) Other includes Goodwill impairment and Restructuring charges.